United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

September 15, 2014
Date of Report

APT MotoVox Group, Inc.
(Exact name of Registrant as specified in its Charter)

Delaware	333-165406	27-1668227
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

8844 Hillcrest Road
Kansas City, Missouri 64138
 (Address of Principal Executive Offices)

816-767-8783
(Registrant’s Telephone Number, including area code)

N/A
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD LOOKING STATEMENTS

This Current Report contains certain forward-looking statements, and for this purpose, any statements contained in this Current Report that are not statements of historical fact may be deemed to be forward-looking statements.  Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements.  These statements by their nature involve substantial risks and uncertainties, and actual results may differ materially, depending upon a variety of factors, many of which are not within our control.  These factors include, but are not limited to, economic conditions generally in the United States and internationally, and in the industry and markets in which we have and may participate in the future, competition within our chosen industry, our current and intended business, our assets and plans, the effect of applicable United States and foreign laws, rules and regulations and our failure to successfully develop, compete in and finance our current and intended business operations.

NAME REFERENCES

In this Current Report, references to “APT MotoVox Group,” the “Company,” “we,” “our,” “us” and words of similar import refer to “APT MotoVox Group, Inc.,” formerly known as Frozen Food Gift Group, Inc., the Registrant, which is a Delaware corporation and where applicable, include the current and intended business operations of APT Group, Inc. (“APT”), a Missouri corporation, our acquisition of which is discussed below in Item 2.01.

EXPLANATORY NOTE

The Form 8-K previously filed on March 21, 2014 that provided information about the Company’s acquisition of APT did not include the audited financial statements of APT and did not include the pro forma financial information. This amendment is filed to provide the audited financial statements of APT and the pro forma financial information.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On March 21, 2014, APT MotoVox Group entered into a Share Exchange Agreement with APT Group, Inc. (“APT”). The parties entered into a share exchange transaction pursuant to which the shareholders of APT (“Sellers” or “APT Shareholders”) exchanged up to one hundred percent (100%) of the total issued and outstanding shares of APT (“APT Shares”) for Company Shares (“Exchange Shares”), resulting in APT being a wholly-owned or controlled subsidiary of the Company, and the Company being controlled by the existing shareholders of APT.

In consideration of the Share Exchange Agreement, the management of APT MotoVox Group returned to treasury and canceled 20,000,000 shares of Series B Preferred Stock. The remaining 500,000 Series B Preferred Shares were retained by Frozen Food Gift Group stockholder Matthew Schissler.

In addition, as consideration for the Share Exchange Agreement to be finalized, the management of APT MotoVox Group ensured that no shares of Series A Preferred Stock were issued and outstanding as of the Closing Date.

As consideration for the sale of their APT Shares by the APT Shareholders to the Company, the Company issued to each APT Shareholder, a unit (an “Exchange Unit”) consisting of (a) shares of the Company’s Common Stock on the basis of 282.97 Exchange Shares for each APT Share sold by an APT Shareholder; (b) an equivalent number of shares of the Company’s Preferred Stock, which Preferred Stock is convertible after twelve (12) months by the holder thereof into shares of the Company’s Common Stock; and (c) one (1) share of the Company’s Series C Preferred Stock, which Series C Preferred Stock is convertible after eighteen (18) months by the holder thereof into shares of the Company’s Common Stock.

FINANCIAL INFORMATION

This Current Report contains certain forward-looking statements, and for this purpose, any statements contained in this Current Report that are not statements of historical fact may be deemed to be forward-looking statements.  Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements.  These forward-looking statements by their nature involve substantial risks and uncertainties, and actual results may differ materially depending upon a variety of factors.  These factors include, but are not limited to, economic conditions generally in the United States and internationally, and in the markets in which we have and may participate in the future, competition within our chosen industry, our current and intended business, our assets and plans, the effect of applicable United States and foreign laws, rules and regulations and our failure to successfully develop, compete in and finance our current and intended business operations.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

APT MotoVox Group, Inc. (we, us, our, the “Company”) was created on January 2, 2009 and was incorporated in the state of Delaware later that year.  On March 21, 2014, we entered into a Share Exchange Agreement with APT Group, Inc. (“APT”) pursuant to which the shareholders of APT exchanged up to one hundred percent (100%) of the total issued and outstanding shares of APT (“APT Shares”) for Company shares, resulting in APT being a wholly-owned subsidiary or controlled subsidiary of the Company, and the Company being controlled by the existing shareholders of APT.

Founded in 2008 and entering sales in 2011, APT (American Performance Technologies/MotoVox®) is a propulsion technology company that develops, sells and distributes advanced, environmentally friendly transportation, recreation and utility power-sport products for a global market (www.PowerAPT.com) and (www.motovox.com).

APT currently has two principal product lines: Powersport Products and SmartCarb® Fuel Sytems.

MotoVox® Powersport Products
The MotoVox® product line is composed of Pro and entry level lines of motorsports products.

SmartCarb® Fuel Systems
The SmartCarb® product line is a proprietary single-circuit fuel system that delivers market-leading fuel economy, ultra-low emissions, altitude compensation, and increased performance for small engine vehicles and utility products.

Product Distribution
We utilize a diverse distribution base of mass retailers, regional retailers, specialty dealers and international distributors to distribute our products. In total, we have approximately 3,000 distribution points, including Costco, Alco, Sears and Kmart locations.

Intellectual Property / Technology
APT holds 26 patents, and trademarks within the US and overseas, focused on fuel systems and design patents for our products, including patents for our SmartCarb® fuel delivery system and our zero oil consumption, ultra low emission 2-stroke engine design (Sonic Flow Induction). We also hold various design and utility patents and trademarks on the MotoVox® line.

2014 Outlook
As we move deeper into 2014, the Company’s outlook is positive, and management feels confident that the Company is on track to deliver on several key objectives by the close of the year:

To drive revenue growth and market share, we are meeting plan objectives to increase our product lines to include additional product models that will be introduced to the market Q4 2014 and Q1/Q2 2015.  In 2014, the company will begin selling its 105cc engine platform and the company will introduce its first on-road, market leading, high efficiency motorcycle design.

We will add OEM contracts with SmartCarb in addition to aftermarket retail sales for a broad range of product applications.  The Company has also entered into a letter of intent with a leading military contractor to provide SmartCarbs for a variety of applications.

The addition of MotoPed to our product mix will help to flatten our seasonality index while adding diversified revenue to the Company and reducing channel concentrations.

We are also meeting plan objectives to increase the current store locations through specialty dealers and regional retailers to over 3,000 store locations.  Internationally, we expect to see revenue growth from our market sales launch in Mexico and Central America.  Our anticipated international store count should exceed 500 locations in Latin America alone while we focus on gaining deeper penetration into Canada, Brazil, Europe, Australia and South Africa.

MotoVox® will be introducing new products that increase: 1) Gross Margin Dollars; and 2) Gross Profit Margins. We continue to reduce the Bill of Material (BOM) costs on the SmartCarb® as volume continues to increase allowing for greater gross profit margins.

The company’s defective product percentage rate is within industry standards.  We continue focus on maintaining low defective rates through our continued product design changes and processes.

Results of Operations

Our gross revenues decreased from $10,599,916 in 2012 to $6,136,711 in 2013.  The primary driver of the $4,463,205 decrease was due to a 4 month delay in implementation of production financing during subordination negotiations between a Factor and with a secured bank lender.  This restricted our ability to finance production re-orders in 2013 from big box retailers.  The production financing program was not fully implemented until QTR II of 2013 causing us to lose the ability to place production deposits during the important spring/summer ordering season.

Despite production financing challenges, our gross margin performance was increased from 8% in 2012 to 10% in 2013.  We continue to look for cost reductions in manufacturing and freight, and have added higher gross margin specialty dealers and regional dealers segments - which combined increased to approximately 25% of 2013 gross revenues. Product Warranty rates remained steady and below industry standards at 1.2% in 2012 and 1.7% in 2013 driven by the investment in the China office operations and quality control.

General and Administrative expenses for 2013 were $6,959,854 reflecting a decrease of $1,126,089 from 2012 operating expenses of $8,085,943. The cost savings focused primarily in reduction of consulting and professional services of $591,752; a reduction of $248,894 in China office operations cost, a reduction in facilities operating costs of $224,262; and a reduction in corporate travel of $207,048 from $314,355 in 2012 to  $107,307 in 2013.  Additionally, 2013 reflects a reduction of $226,688 in non-recurring expenditures of non-capitalized facility improvements ($60,000 in 2013 compared to $286,688 in 2012).

Interest and related expenses increased by $1,195,490 driven by an increasein debt of $4,329,449 used for working capital, production financing, research & development, and operating expenses.

Management believes that the reductions, efficiencies, and savings in General and Administrative expenses  achieved in 2013 can be maintained even as we drive revenue growth plans through 2014 and 2015.

Liquidity and Capital Resources

During the twelve months ended December 31, 2013, we used net cash of $5,121,646 in operations, driven by our operating deficit for the period. We used net cash of $71,190 in investing activities, due to property and equipment purchases made during the period. We received net cash of $5,026,495 from financing activities, driven primarily by proceeds from third party and related party debt, and offset by payments to debt and lines of credit.

During the twelve months ended December 31, 2012, we used net cash of $3,832,072 in operations, driven by our operating deficit for the period. We used net cash of $4,538,623 in investing activities, due to property and equipment purchases, disbursement of notes receivable, and the purchase of intangibles made during the period. We received net cash of $5,020,078 from financing activities, driven primarily by proceeds from third party and related party debt, and offset by payments to debt and lines of credit.

We had a working capital deficit of $20,300,467 at December 31, 2013, compared to a working capital deficit of $14,453,792 at December 31, 2012. The $5,846,675 increase in working capital deficit was primarily attributable to the addition of more short-term third party and related party debt during 2013.

The Company has traditionally relied on legacy investors for working capital loans to help it meet growth and operating expenses. While the Company is confident in its ability to rely on that resource for ongoing operating funds, it cannot provide assurance that the legacy investors will desire or have the capacity to continue funding. Additionally, during 2014 the Company has developed additional third party institutional resources for debt and equity financing, as well as entered into the public equity markets.

Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements for the years ended December 31, 2013 and 2012.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Financial Statements of APT MotoVox Group.

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of December 31, 2013 and 2012

Consolidated Statements of Operations for the years ended December 31, 2013 and 2012

Consolidated Statements of Shareholders’ Deficit for the years ended December 31, 2013 and 2012

Consolidated Statements of Cash Flows for the years ended December 31, 2013 and 2012

Notes to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

To the Stockholders of
APT Group, Inc.
Kansas City, Missouri

We have audited the accompanying consolidated balance sheets of APT Group, Inc. and its subsidiaries (collectively the "Company") as of December 31, 2013 and 2012 and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the two years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of APT Group, Inc. and its subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has a working capital deficit of $20,300,467 at December 31, 2013, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/MaloneBailey, LLP
www.malone-bailey.com Houston, Texas September 15, 2014

APT Group, Inc.
Consolidated Balance Sheets

	December 31,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$18,969	$185,310
Investments	3,446	3,446
Accounts receivable, net	1,484,942	1,452,899
Inventory	162,789	325,032
Prepaid assets	154,252	211,567
Total current assets	1,824,398	2,178,254

Property, plant and equipment, net	7,213,139	7,788,781
Intangibles, net	1,231,797	1,387,532
Accounts receivable - related party	-	626,250
Other assets	2,961,167	2,974,590
Total assets	$13,230,501	$14,955,407

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$3,698,953	$3,920,218
Accrued liabilities	2,787,755	2,403,367
Related party payables	722,949	-
Line of credit	6,718,743	6,781,906
Debt, current portion	2,535,982	1,034,089
Debt, properties - current portion	125,483	111,123
Related party debt, current portion	5,535,000	2,381,343
Total current liabilities	22,124,865	16,632,046

Debt, long-term portion	-	112,938
Debt, properties - long-term portion	10,691,758	10,806,003
Related party debt, long-term portion	-	150,000
Stock-based compensation liability - long term portion	-	187,944
Total liabilities	32,816,623	27,888,931

Stockholders' Deficit
Common Stock, authorized 100,000,000 shares,
par value $0.01; 31,315,190 and 29,464,524 shares issued
and outstanding, respectively	313,153	294,646
Additional Paid In Capital	11,737,648	8,422,219
Accumulated deficit	(32,467,667)	(22,427,287)
Total APT Group, Inc. and subsidiaries stockholders' deficit	(20,416,866)	(13,710,422)
Non-controlling interest	830,744	776,898
Total stockholders' deficit	(19,586,122)	(12,933,524)

Total liabilities and stockholders' deficit	$13,230,501	$14,955,407

The accompanying notes are an integral part of these audited consolidated financial statements.

APT Group, Inc.
Consolidated Statements of Operations

	Year ended	Year ended
	December 31,	December 31,
	2013	2012
Gross revenues	$6,136,711	$10,599,916
Sales returns and allowances	1,087,272	2,172,902
Revenues, net of sales returns and allowances	5,049,439	8,427,014

Cost of revenues	4,523,720	7,786,678
Gross profit	525,719	640,336

Operating expenses:
Selling, general, and administrative	6,959,854	8,085,943
Depreciation and amortization	802,567	508,492
	7,762,421	8,594,435

Net operating loss	(7,236,702)	(7,954,099)

Other expense (income):
Interest expense	2,815,881	1,620,391
Interest income	(26,923)	(31,684)
Other expense (income)	(39,126)	236,907
Gain on sale of asset	-	(5,425)

Net loss	$(9,986,534)	$(9,774,288)

Net gain attributable to non-controlling interest	$(53,846)	$(26,923)

Net loss attributable to APT Group, Inc. and subsidiaries	$(10,040,380)	$(9,801,211)

Basic and diluted loss per common share	$(0.34)	$(0.34)

Basic and diluted weighted-average common shares outstanding	29,858,095	28,701,613

The accompanying notes are an integral part of these audited consolidated financial statements.

APT Group, Inc.
Consolidated Statements of Stockholders' Deficit

			Additional	Accumulated Other Comprehensive Income			Total
	Common Stock		Paid In		Accumulated	Non-Controlling	Stockholders'
	Shares	Amount	Capital		Deficit	Interest	Deficit

Balance, December 31, 2011	27,954,451	$279,545	$6,523,615	$(18,077)	$(12,626,076)	$749,975		$(5,091,018)

Shares issued for cash	214,369	2,144	213,489	-	-	-		215,633

Shares issued for conversion of debt and interest	250,313	2,503	528,533	-	-	-		531,036

Share-based compensation	1,004,176	10,042	1,115,729	-	-	-		1,125,771

Debt discount	41,215	412	40,853	-	-	-		41,265

Realized loss	-	-	-	18,077	-	-		18,077

Net loss for the year ended December 31, 2012	-	-	-	-	(9,801,211)	26,923		(9,774,288)

Balance, December 31, 2012	29,464,524	$294,646	$8,422,219	$-	$(22,427,287)	$776,898		$(12,933,524)

Shares issued for cash	405,279	4,053	317,644	-	-	-		321,697

Share-based compensation
- reclassification of liability award to equity			1,036,515					1,036,515
- current-year awards	1,436,214	14,362	1,794,500	-	-	-		1,808,862

Shares returned to treasury from principal for receivable	(1,406,640)	(14,066)	(829,596)	-	-	-		(843,662)

Shares sold from treasury	1,406,640	14,066	872,237	-	-	-		886,303

Debt discount	9,173	92	124,129	-	-	-	-	124,221

Realized loss	-	-	-	-	-	-		-

Net loss for the year ended December 31, 2013	-	-	-	-	(10,040,380)	53,846		(9,986,534)

Balance, December 31, 2013	31,315,190	$313,153	$11,737,648	$-	$(32,467,667)	$830,744		$(19,586,122)

The accompanying notes are an integral part of these audited consolidated financial statements.

APT Group, Inc.
Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2013	2012

Cash flows provided by (used in) operating activities
Net loss	$(9,986,534)	$(9,774,288)
Adjustments to reconcile net loss to net
cash used in operating activities:
Depreciation and amortization	802,567	508,492
Amortization of debt discount and deferred financing costs	341,688	442,249
Accrued interest income	(26,923)	(26,923)
Realized loss	-	96,554
Stock for services	1,808,862	1,125,771
Changes in assets and liabilities:
Accounts receivable	(32,043)	1,721,109
Inventories	162,243	13,784
Prepaid expenses	57,315	196,010
Other assets	16,536	(5,552)
Accounts payable	(221,265)	2,665,501
Related party payable	722,949	(277,080)
Accrued liabilites	1,232,959	(517,699)

Net cash used in operating activities	(5,121,646)	(3,832,072)

Cash flows from investing activities:
Puchase of property and equipment	(71,190)	(2,519,963)
Disbursement of note receivable	-	(1,688,660)
Purchase of intangibles	-	(330,000)

Net cash used in investing activities	(71,190)	(4,538,623)

Cash flows from financing activities
Proceeds from line of credit	104,220	3,828,077
Payments to line of credit	(167,383)	(3,420,437)
Proceeds from debt	3,999,299	3,704,000
Payments to debt	(2,710,229)	(754,483)
Increase in due from officer	(217,412)	(277,712)
Proceeds from related party debt	2,810,000	2,145,000
Payments to related party debt	-	(420,000)
Proceeds from shares issued for cash	321,697	215,633
Proceeds from treasury shares issued for cash	886,303	-

Net cash provided by financing activities	5,026,495	5,020,078

Net decrease in cash and cash equivalents	(166,341)	(3,350,617)

Cash and cash equivalents at beginning of period	185,310	3,535,927

Cash and cash equivalents at end of period	$18,969	$185,310

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$711,526	$1,439,776
Cash paid during the year for income taxes	$-	$-

Noncash investing and financing activities:
Stock award reclassified from liability to equity	$1,036,515	$-
Accounts payable for acquired intangibles	$-	$987,500
Debt discount	$124,221	$41,265
Related party debt converted to equity	$-	$531,036
Shares returned to treasury	$843,662	$-

The accompanying notes are an integral part of these audited consolidated financial statements.

1.  DESCRIPTION OF BUSINESS

Organization and Nature of Business

APT MotoVox Group, Inc., formerly known as Frozen Food Gift Group, Inc. (we, us, our, the “Company”) was created on January 2, 2009 and was incorporated in the state of Delaware later that year.  On March 21, 2014, we entered into a Share Exchange Agreement with APT Group, Inc. (“APT”) pursuant to which the shareholders of APT exchanged up to one hundred percent (100%) of the total issued and outstanding shares of APT (“APT Shares”) for Company shares, resulting in APT being a wholly-owned subsidiary or controlled subsidiary of the Company, and the Company being controlled by the existing shareholders of APT.

APT is a propulsion technology company that manufactures advanced, environmentally friendly transportation, recreation and utility powersport products (www.powerapt.com).  The Company distributes its products through large mass retailers, regional retailers, specialty dealers, and direct sales.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) as promulgated in the United States of America. The consolidated financial statements include the accounts of APT Group, Inc., and its subsidiaries, American Performance Technologies, LLC, APT Powersport and Utility Products, LLC, APT IP Holdings, LLC, APT Real Estate, LLC, and Frozen Food Gift Group, Inc.  All significant intercompany transactions have been eliminated in consolidation.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant loses, has a working capital deficit, has negative cash flows from operations, and has past-due liabilities.  These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management is attempting to find additional financing sources to replace or supplement the current debt liabilities and sustain operations until it can achieve profitability. The successful outcome of future activities cannot be determined at this time and there are no assurances that, if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results. The accompanying consolidated financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Use of Estimates

Financial statements prepared in accordance with accounting principles generally accepted in the United States require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  The most significant estimates made by management are revenue to be recognized and the related reserve for product returns and contractual receivables, and the value of stock-based compensation awards.  Actual results could differ from those estimates. Management performs a periodic retrospective review of estimates and modifies assumptions as deemed appropriate.

Accounting for variable interest entities (VIEs)

The Company consolidates all VIEs where it is the primary beneficiary. This determination is made at the inception of the Company’s involvement with the VIE and is continuously assessed. The Company considers qualitative factors and forms a conclusion that the Company, or another interest holder, has a controlling financial interest in the VIE and, if so, whether it is the primary beneficiary. In order to determine the primary beneficiary, the Company considers who has the power to direct activities of the VIE that most significantly impacts the VIE’s performance and has an obligation to absorb losses from or the right to receive benefits of the VIE that could be significant to the VIE. The Company does not consolidate VIEs where it is not the primary beneficiary.

The Company has determined that APT Leverage Lenders, LLC (APT-LL) is a VIE and has determined that the Company is the primary beneficiary. In making the initial determination, the Company considered, among other items, the fact that APT-LL did not have sufficient equity to conduct its operations without the Company’s participation.  The Company contributed approximately 70% of APT-LL’s funding.  See Note 5 for further discussion about APT-LL.

Cash

The Company considers all highly-liquid, income-bearing investments purchased with original maturities of three months or less to be cash equivalents.

Investments

The Company’s investments are in the shares of a public company and are classified as available for sale. They are reported at fair value, based on quoted prices and market prices, using the specific identification method.  Unrealized gains and losses, net of taxes, are reported as component of stockholders’ equity.  Realized gains and losses on investments are included in investment and other income, net when realized.  Any impairment loss to reduce an investment’s carrying amount to its fair market value is recognized as an expense when a decline in the fair market value of an individual security below its cost or carrying value is determined to be other than temporary. The Company realized a loss on the impairment of the investment of $96,554, which is included in the caption "Other expense (income)" in the consolidated statements of operations for the year ended December 31, 2012.

Accounts Receivable

Accounts receivable are stated at amounts management expects to collect.  An allowance for doubtful accounts is provided for uncollectible receivables based upon management’s evaluation of outstanding accounts receivable at each reporting period considering historical experience and customer credit quality and delinquency status.  Bad debt is written off against the allowance when identified.  Management has determined for each year that there are no allowances needed for doubtful accounts.

Inventory

Inventory is valued at the lower of cost or market using the first-in, first-out (FIFO) method.  Inventory consists of spare parts and finished goods. In 2013 spare parts (components) included addition of new product line of SmartCarb carburetors.  Inventory is reviewed periodically for slow-moving and obsolete items.  The Company believes that no reserve for obsolete inventory is necessary as of December 31, 2013 and 2012.

	12/31/13	12/31/12
Spare parts	$130,074	$46,951
Finished goods	32,715	278,081
Total inventory	$162,789	$325,032

Property and Equipment, Net

Property and equipment are recorded at historical cost and depreciated on a straight-line basis over their estimated useful lives. For tax purposes, accelerated tax methods are used when available. Ordinary maintenance and repairs are charged to expense as incurred, and replacements and betterments are capitalized.  Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives of:

Description	Useful Lives
Furniture & fixtures	3-8 years
Vehicles	5 years
Computer	3-5 years
Molds & tools	3-8 years
Equipment	3-8 years
Building	25 years

Intangible Assets

The Company’s finite-lived intangible assets consist of patents and trademarks. The Company amortizes its patents over the life of each patent and license rights over the remaining life of the patents that it has rights for. The current patents or license rights or trademarks have remaining lives of 4 to 23 years. During the year ended December 31, 2013 and 2012, the Company recognized $155,735 and $43,235 in amortization expense on the patents and license rights, respectively.

Impairment of Long-Lived Assets

The Company tests for impairment of its long-lived assets in accordance with Accounting Standards Codification (“ASC”) 360-10-35, Impairment or Disposal of Long-Lived Assets. Under that directive, long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Such group is tested for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made.

Debt Issuance Costs

The Company capitalizes direct costs related to the issuance of debt, including finder's fees, underwriting and legal costs.  The debt issuance costs are recorded as an asset and amortized as interest expense over the term of the related debt using the straight-line method, which approximated the effective interest method.  Upon the extinguishment of the related debt, any unamortized debt issuance costs are charged to interest expense.

Share-Based Compensation

The Company follows the provisions of ASC 718, Share-Based Payment, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.  The Company uses the Black-Scholes pricing model for determining the fair value of share-based compensation.

Equity instruments issued to non-employees for goods or services are accounted for at fair value and are marked to market until service is complete or a performance commitment is reached, whichever is earlier.

Revenue Recognition

Revenue is generated from four sources: big box retailers, regional retailers, internet sales, and the sale of refurbished products. In all cases revenue recognition occurs when products are shipped. Gross revenue is recorded net of expenses associated with revenue, such as expected future product returns and warranties, which are accrued based on the Company’s historical experience.  Sales, use and other excise taxes are not recognized in revenue.  Cash payments received from customers prior to delivery of the parts are recorded as deferred revenue on the balance sheet.

Research and Development

The Company follows the policy of expensing its research and development costs in the period in which they are incurred in accordance with ASC 730, Accounting for Research and Development Costs.  The Company incurred research and development expense of $80,993 and $336,976 during the years ended December 31, 2013 and 2012, respectively.

Advertising Costs

Advertising is expensed as incurred.  For 2013 and 2012, advertising expense was $63,444 and $152,919, respectively.

Legal Costs

Legal costs associated with contingencies are expensed as incurred.

Income Taxes

During the years ended December 31, 2012 and 2013, the Company was taxed as a pass-through entity (a partnership), with income flowing to the Company’s owners.  Accordingly, there is no tax provision for those years.  The Company became a C-corporation on December 31, 2013 and will be taxed as corporation on a going forward basis. The Company accounts for income taxes under the asset and liability method.  Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed.  It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

In July, 2006, the FASB issued ASC 740, Accounting for Uncertainty in Income Taxes, which clarifies the accounting for uncertainty in tax positions taken or expected to be taken in a return.  ASC 740 provides guidance on the measurement, recognition, classification and disclosure of tax positions, along with accounting for the related interest and penalties.  Under this pronouncement, the Company recognizes the financial statement benefit of a tax position only after determining that a position would more likely than not be sustained based upon its technical merit if challenged by the relevant taxing authority and taken by management to the court of the last resort.  For tax positions meeting the more-likely-than-not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon settlement with the relevant tax authority.

The Company’s policy is to recognize both interest and penalties related to unrecognized tax benefits in income tax expense.  Interest and penalties on unrecognized tax benefits expected to result in payment of cash within one year are classified as accrued liabilities, while those expected beyond one year are classified as other liabilities.  The Company has not recorded any interest and penalties since its inception.

The Company files income tax returns in the U.S. federal tax jurisdiction and various state tax jurisdictions.  The tax years for 2009 to 2013 remain open for federal and/or state tax jurisdictions.

Earnings (Loss) Per Share

Basic loss per common share is computed by dividing losses attributable to common shareholders by the weighted-average number of shares of common stock outstanding during the period.

Diluted loss per common share is computed by dividing losses attributable to common shareholders by the weighted-average number of shares of common stock outstanding during the period increased to include the number of additional shares of common stock that would have been outstanding if the potentially dilutive securities had been issued. Potentially dilutive securities include outstanding convertible debt and warrants.

For the years ended December 31, 2013 and 2012, all of the Company’s potentially dilutive securities (warrants) were excluded from the computation of diluted loss per share as they were anti-dilutive. The total numbers of potentially dilutive shares that were excluded were 1,200,000 as of December 31, 2013 and 2012.

Accumulated Other Comprehensive Income (Loss), net of tax

We follow the provisions of ASC 220, "Comprehensive Income", which establishes standards for reporting comprehensive income. In addition to net loss, comprehensive loss includes all changes to equity during a period, except those resulting from investments and distributions to the owners of the Company. The components of accumulated other comprehensive loss:

Accumulated Other Comprehensive Loss
Accumulated other comprehensive loss at December 31, 2012	$(18,077)
Reclassification into earnings	18,077
Accumulated other comprehensive loss at December 31, 2013	$—

Credit Risk, Uncertainties, and Other Risks

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions, but several of its bank accounts exceed the federally insured limit. The Company’s accounts receivable are primarily from national level retailers and short term (average under 90 days). The Company maintains a zero dollar ($0) allowance for doubtful accounts and authorizes credits based upon its customers’ historical credit history. The Company routinely assesses the credits authorized to its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

Significant Concentrations

Three national mass retail customers accounted for 79% of the Company’s total sales as of December 31, 2013 and 2012, respectively; these customers comprise 57% and 97% of our accounts receivable as of December 31, 2013 and 2012, respectively. The loss of any of these customers would have a materially adverse effect on the Company’s financial condition and results of operations. Two vendors made up 43% and 25% of the Company’s total purchases as of December 31, 2013 and 2012, respectively. The loss of either of these suppliers would have a materially adverse effect on the Company’s financial condition and results of operations.

Fair Values, Inputs and Valuation Techniques for Financial Assets and Liabilities Disclosures

The carrying amounts reported in the consolidated balance sheets for accounts receivable and payables and short term debt are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and, if applicable, the stated rate of interest is equivalent to rates currently available.  Long-term debt approximates fair value since the related rates of interest approximate current market rates.

The fair value measurements and disclosure guidance defines fair value and establishes a framework for measuring fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In accordance with this guidance, the Company has categorized its recurring basis financial assets and liabilities into a three-level fair value hierarchy based on the priority of the inputs to the valuation technique.

The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

The levels of the fair value hierarchy are described below:

●	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.
●
Level 2 inputs utilize other than quoted prices included in Level 1 that are observable for the asset, either directly or indirectly, for substantially the full term of the asset. Level 2 inputs include quoted prices for similar assets in active markets, quoted prices for identical or similar assets in markets that are not active and inputs other than quoted prices that are observable in the marketplace for the asset. The observable inputs are used in valuation models to calculate the fair value for the asset.

●
Level 3 inputs are unobservable but are significant to the fair value measurement for the asset, and include situations where there is little, if any, market activity for the asset. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset.

The following table presents information regarding the Company’s financial assets and liabilities measured and recorded at fair value on the Company’s consolidated balance sheets on a recurring basis, and their level within the fair value hierarchy as of December 31, 2013:

	Amount	Level 1	Level 2	Level 3
ASSETS
Investments	$3,446	$3,446	$-	$-
LIABLITIES
Stock based compensation liability	-	-	-	-
Total	$3,446	$3,446	$-	$-

The following table presents the derivative financial instruments, the Company’s only financial liabilities measured and recorded at fair value on the Company’s consolidated balance sheets on a recurring basis, and their level within the fair value hierarchy as of December 31, 2012:

	Amount	Level 1	Level 2	Level 3
ASSETS
Investments	$3,446	$3,446	$-	$-
LIABLITIES
Stock based compensation liability	(1,036,515)	-	-	(1,036,515)
Total	$(1,033,069)	$3,446	$-	$(1,036,515)

The following table provides a summary of the changes in fair value, including net transfers in and/or out, of the level 3 financial instruments, measured at fair value on a recurring basis using significant unobservable inputs:

Balance at December 31, 2012	$1,036,515
Reclassification to equity due to extinguishment of put option	(1,036,515)
Balance at December 31, 2013	$-

Recent Accounting Pronouncements

There are no recently issued accounting pronouncements or standards updates that the Company has yet to adopt that are expected to have a material effect on its consolidated financial position, results of operations, or cash flows.

3.  PROPERTY AND EQUIPMENT

The Company’s property and equipment are comprised of the following as of December 31, 2013 and 2012:

	2013	2012
Furniture & fixtures	$149,993	$148,074
Vehicles	196,480	196,480
Computer equipment	216,803	218,721
Molds and tools	185,967	132,934
Equipment	1,071,757	1,097,177
Building	6,365,463	6,321,887
Land	300,000	300,000
Accumulated depreciation	(1,273,324)	(626,492)
Property and equipment, net	$7,213,139	$7,788,781

Depreciation expense for the years ended December 31, 2013 and 2012 was $646,832 and $465,257, respectively.

4.  INTANGIBLE ASSETS

The Company’s intangible assets are comprised of the following on December 31, 2013 and 2012:

	2013	2012
Patents & trademarks	$1,430,767	$1,430,767
Accumulated amortization	(198,970)	(43,235)
Intangible assets, net	$1,231,797	$1,387,532

Amortization expense for the years ended December 31, 2013 and 2012, was $155,735 and $43,235, respectively.  The Company’s future estimated amortization expense for the above intangible assets is as follows:

Year	Amortization
2014	$198,970
2015	198,970
2016	198,970
2017	198,970
2018	198,970
Thereafter	236,947
Total	$1,231,797

5.  NOTE RECEIVABLE

In conjunction with the Company’s New Markets Tax Credit (NMTC) Loan, described in Note 7 below, an individual invested in APT Leverage Lender, LLC (APT-LL) (See discussion in Note 1), which then entered into a note receivable with an unrelated third party (“APT Investment Fund”) who was a participant in the NMTC transaction.  The investor in APT-LL invested $749,975 and the company advanced $253,705 to APT-LL; the total, $1,003,680 was advanced to the third party.  In February 2012, the Company advanced an additional $1,688,660 to APT-LL, which lent the funds to the third party.  As such, the third party owes $2,692,340 to APT-LL.  The loan bears interest of 1% p.a., which is payable monthly.  Principal payments begin seven years from the second loan advance, or approximately February 2019. The note is uncollateralied.

Although the Company has no ownership interest in APT-LL, it has consolidated APT-LL as a variable interest entity because APT-LL did not have sufficient capital to conduct its operations; and because APT provided the required funding.

The note receivable and related accrued interest is reflected on the consolidated balance sheets with the caption “Other Assets”.  The assets of APT-LL are not available to settle liabilities of any entity other than APT-LL.  APT-LL has no liabilities other than the amounts due to the Company, as described above.

6.  LINE OF CREDIT

On April 30, 2013, APT Powersport and Utility Products amended an original credit agreement entered into on June 30, 2011 with Mazuma Credit Union.  The terms of the credit agreement include, 6.25% interest (rate as of financial statement date) through the maturity date of December 31, 2013.  As of December 31, 2013 and 2012, the Company owed $834,265 and $998,947, respectively.

On December 29, 2011, APT Powersport and Utility Products amended an original credit agreement entered into on August 25, 2011 with Mazuma Credit Union.  The terms of the credit agreement include, 6.25% interest (rate as of financial statement date) through the maturity date of December 31, 2013.  As of December 31, 2013 and 2012, the Company owed $4,886,780 and $4,782,560, respectively.

On April 30, 2013, American Performance Technologies amended an original credit agreement entered into on November 10, 2011 with Mazuma Credit Union.  The terms of the credit agreement include, 6.25% interest (rate as of financial statement date) through the maturity date of December 31, 2013.  As of December 31, 2013 and 2012, the Company owed $997,698 and $1,000,399, respectively.

Total outstanding balance as of December 31, 2013 and 2012 for the above lines of credit, were $6,718,743 and $6,781,906, respectively.

Subsequent to the balance sheet date, the lines of credit were amended as follows: $500,000 was paid to Mazuma; the interest rate was increased from 6.25% to 9.25%; the maturity date was extended; and no further draws will be permitted on any of these lines of credit.

The lines of credit are collateralized by substantially all non-real estate assets of the Company, except the note receivable described in Note 5.   With respect to accounts receivable, Mazuma is junior to the Company’sFactor.

7.  DEBT

Convertible Notes Payable

In accounting for its convertible notes payable, proceeds from the sale of a convertible debt instrument with Common Stock purchase warrants are allocated to the two elements based on the relative fair values of the debt instrument without the warrants and of the warrants themselves at time of issuance. The portions of the proceeds allocated to the warrants are accounted for as paid-in capital with an offset to debt discount. The remainder of the proceeds are allocated to the debt instrument portion of the transaction as prescribed by ASC 470-25-20.  The Company then calculates the effective conversion price of the note based on the fair value allocated to the debt instrument to determine the fair value of any beneficial conversion feature (“BCF”) associated with the convertible note in accordance with ASC 470-20-30.  The BCF is recorded to additional paid-in capital with an offset to debt discount.  Both the debt discount related to the issuance of warrants and related to a BCF is amortized over the life of the note.  During the years ended December 31, 2012 and 2013, the Company had no convertible debt outstanding.

Debt, Properties
Debt on properties consisted of the following as of December 31, 2013 and 2012, respectively:

	December 31,
	2013	2012

$3,500,000 face value, issued on December 29, 2011, interest rate of 3%, matures on January 1, 2021.	$3,271,241	$3,371,126
$7,546,000 face value, issued in January 1, 2012, interest rate of 3.75%, matures on February 1, 2023.	7,546,000	7,546,000
Total debt properties	$10,817,241	$10,917,126
Less current portion	125,483	111,123
Debt properties, long-term	$10,691,758	$10,806,003

On December 29, 2011, the Company entered into a note payable with an unrelated party for $3,500,000 with a maturity date of January 1, 2021. The note bears an interest rate of 3% per annum. The note had a principal balance of $3,271,241 and $3,371,126 as of December 31, 2013 and 2012, respectively.  The note is secured by the Company’s building and land. As of December 31, 2013, the Company was in default of the loan; it was delinquent in payments.  The Company subsequently remedied the default.  The Lender waived the default for a period of 1year.  Accordingly, the note is classified as long-term as of December 31, 2013.

On December 31, 2011, the Company initiated the New Markets Tax Credit (NMTC) loans, under which it ultimately entered into three notes payable with an unrelated party for total principal of $7,546,000. $3,000,000 matures on April 30, 2019, and the balance has a maturity date of February 1, 2023. The notes bear interest rate at 3.75% per annum. The notes had an aggregate principal balance of $7,546,000 as of December 31, 2013 and 2012, respectively.  The note is secured by the Company’s building and land.  As of December 31, 2013, the company was in default of the loan; it was delinquent in payments and had not provided required financial statements.  The Company subsequently remedied the payment delinquency but not the reporting requirement.  The Lender waived the default for a period of XX years.  Accordingly, the note is classified as long-term as of December 31, 2013.

In association with the NMTC transaction, the Company incurred deferred financing costs of $284,981, which are being amortized over the lives of the loans.  Also in conjunction with the transaction, the Company is a party to three separate agreements with another participant in the transaction, who also controls APT Investment Fund, LLC (“Fund”). During each of the years ended December 31, 2013 and 2012, $23,810 of deferred financing costs were amortized into interest expense.

Debt
The Company entered into loan agreements with various unrelated parties, with start dates ranging from March 2008 through July 2013, interest rates between 0% and 10%, and maturity dates ranging from August 2012 through February 2023. These notes had an aggregate principal and accrued interest balance of $2,535,982 and $1,034,089 as of December 31, 2013 and 2012, respectively.  Included in this total are loans which have special terms as follows:

On October 13, 2010, the Company entered into a convertible note payable with an unrelated party for $300,000 with a maturity date of October 31, 2011. The note converts into 260,870 units at $1.15 per share. The note bears an interest rate of 6% per annum. The note and interest was paid in full during 2012.

During November 2012 and July 2013,, the Company entered into notes payable with an unrelated party for $150,000 and $25,000, respectively, which matured on the dates of issuance. The note bears an interest rate of 10% per annum. The note had a principal balance of $101,340 and $150,000 as of December 31, 2013 and 2012, respectively.  As additional compensation, the Company issued to the holder 29,500 shares of common stock. The value of the debt discount related to the attached common stock, which was expensed immediately due to the maturity of the notes, was $3,968 and $23,239 in 2013 and 2012, respectively.

During August 2012, an unrelated party loaned the Company $500,000, which is collateralized by a security interest in the company’s building.  As additional compensation, the Company issued to the holder 17,000 shares of common stock. The value of the debt discount related to the attached common stock was $18,026.  This lender, in 2013, lent the Company an additional $170,000, which has a feature whereby a portion of the Company’s revenues will be used to pay off the loan.   As additional compensation, the Company issued to the holder 5,000 shares of common stock. The value of the debt discount related to the attached common stock was $5,328.

As of December 31, 2013, the Company owed $921,283 pursuant to a factoring arrangement, which is reported as current portion of short-term debt.  The factor holds a security interest in specifically assigned Company trade receivables.

Related Party Debt
Related party debt consisted of the following as of December 31, 2013 and 2012, respectively:

	December 31,	December 31,
	2013	2012
Due to an officer:
$100,000 face value, issued on September 15, 2010, interest rate of 5%, matures on December 1, 2012.	$100,000	$100,000
Due to a significant shareholder:
$450,000 face value, issued on February 14, 2011, interest rate of 34%, matures on August 14, 2012, net of unamortized discount of $-0- and $101,887 as of December 31, 2013 and 2012.	450,000	348,113
$450,000 face value, issued on April 11, 2011, interest rate of 34%, matures on October 10, 2013, net of unamortized discount of $-0- and $91,770 as of December 31, 2013 and 2012.	450,000	358,230
$400,000 face value, issued on July 26, 2012, interest rate of 15%, matures on August 10, 2012.	400,000	400,000
$475,000 face value, issued on August 31, 2012, interest rate of 15%, matures on August 31, 2013.	475,000	475,000
$500,000 face value, issued on September 12, 2012, interest rate of 15%, matures on October 12, 2012.	500,000	500,000
$50,000 face value, issued on October 12, 2012, interest rate of 15%, matures on November 1, 2013.	50,000	50,000
$150,000 face value, issued on November 21, 2012, interest rate of 15%, matures on November 30, 2013.	150,000	150,000
$150,000 face value, issued on December 17, 2012, interest rate of 15%, matures on December 31, 2013.	150,000	150,000
$100,000 face value, issued on January 28, 2013, interest rate of 15%, matures on January 30, 2014.	100,000	-
$575,000 face value, issued on February 20, 2013, interest rate of 15%, matures on April 5, 2013.	575,000	-
$450,000 face value, issued on February 21, 2013, interest rate of 15%, matures on February 28, 2014.	450,000	-
$175,000 face value, issued on May 17, 2013, interest rate of 15%, matures on May 17, 2014.	175,000	-
$50,000 face value, issued on May 24, 2013, interest rate of 15%, matures on May 31, 2014.	50,000	-
$300,000 face value, issued on June 6, 2013, interest rate of 15%, matures on June 30, 2014.	300,000	-
$270,000 face value, issued in various installments, interest rate of 15%, matures on December 31, 2013.	270,000	-
$700,000 face value, issued on July 1, 2013, interest rate of 15%, matures on December 31, 2013, net of unamortized discount of $-0- as of December 31, 2013 .	700,000	-
$50,000 face value, issued on August 14, 2013, interest rate of 15%, matures on August 14, 2014.	50,000	-
$75,000 face value, issued on August 22, 2013, interest rate of 15%, matures on August 30, 2014.	75,000	-
$65,000 face value, issued on September 27, 2013, interest rate of 15%, matures on September 27, 2014.	65,000	-

Total related debt	5,535,000	2,531,343
Less current portion	5,535,000	2,381,343
Related party debt, long-term	$-	$150,000

In addition to the debt listed in the table above, the following transactions occurred during the years ended December 31, 2012 and 2013:

On February 14, 2011, the Company entered into a note payable with a related party for $450,000 with a maturity date of August 14, 2013. The note’s initial interest rate was 21% per annum; the rate would increase, depending upon the date the note was paid, to 34% per annum. Principal and interest outstanding on the note of $531,036 was paid in full in 2012 with the issuance of 250,313 shares of common stock. On the date that the note was extinguished, unamortized debt discount of approximately $115,000 was immediately recognized as interest expense.

On October 24, 2012, the Company entered into a note payable with a related party for $420,000 with a maturity date of November 9, 2012. The note bears an interest rate of 15% per annum. The note and interest was paid in cash in full during the year ended December 31, 2012.

Note discounts

We issued warrants in conjunction with three notes payable to related parties, as discussed below.  We evaluated the warrants for derivative accounting consideration under ASC Topic 815-40, Derivatives and Hedging – Contracts in Entity’s own stock. We concluded that the warrants meet the criteria for classification in stockholders' equity. Therefore, derivative accounting is not applicable for the warrants. Accordingly, we allocated the proceeds from the transactions to the debt, stock, and warrants based on their relative fair value. The fair value of the warrants was determined using the Black-Sholes option pricing model, as discussed in Note 9.  The fair value of common stock was determined using price obtained for the most recent cash sales prices to third parties that had occurred prior to the stock grant.

As additional compensation for the note payable to a related party, in the face amount of $450,000, entered into on February 14, 2011, and outstanding as of December 31, 2013, the Company issued to the holder 141,723 shares of restricted common stock and issued to the holder a warrant to purchase 400,000 shares of the Company’s Common Stock. The warrant had an exercise price of $2.00 per share and a contractual life of two (2) years from the issuance date. The relative fair value of the common stock and warrants was $240,596 and was recorded as a debt discount, which was amortized using the effective interest rate method through the note’s maturity date.

As additional compensation for the note payable to a related party, entered into on February 14, 2011, and paid during the year ended December 31, 2012, the Company issued to the holder 141,723 shares of common stock and issued to the holder a warrant to purchase 400,000 shares of the Company’s common stock. The warrant has an exercise price of $2.00 per share and a contractual life of two (2) years from the issuance date. The relative fair value of the common stock and warrants was $240,596 and was recorded as a debt discount, which was amortized using the effective interest rate method over the life of the note. On the date that the note was extinguished, unamortized debt discount was immediately recognized as interest expense.

As additional compensation for the note payable to a related party, in the face amount of $450,000, entered into on April 11, 2011, the Company issued to the holder 70,862 shares of common stock and issued to the holder a warrant to purchase 400,000 shares of the Company’s Common Stock. The warrant has an exercise price of $2.00 per share and a contractual life of two (2) years from the issuance date. The relative fair value of common stock and warrants totaled $222,047 and was recorded as a  debt discount which was amortized using the effective interest rate method through the note’s maturity date.

In conjunction with the $700,000 note payable dated July 1, 2013, the Company committed to issue to the holder 125,000 shares of common stock if the Company went public. The value of the debt discount related to the attached common stock was $114,925, which was amortized using the effective interest rate method through the note’s maturity date.

Future Principal Payments:

The table below shows scheduled principal payments due as of December 31, 2013 on all debt (including lines of credit and real estate) for the next five years and thereafter:

Year Ended December 31,	Payments
FY 2014	$14,915,208
FY 2015	140,528
FY 2016	144,802
FY 2017	149,207
FY 2018	153,745
Thereafter	10,103,476
Total	$25,606,966

8.  COMMON STOCK

Prior to December 31, 2013, American Performance Technologies, LLC (APT, LLC) and APT Powersport and Utility Products, LLC (APT PU), formerly a subsidiary of APT, LLC had each issued stock.   On December 31, 2013, the shareholders of APT, LLC and APT PU exchanged their shares one for one for shares in APT Group, Inc.  Because the transaction involved a control group (the former shareholders of the two LLC’s became the shareholders of the new entity), common stock and additional paid in capital has been retroactively restated to reflect the capitalization of APT Group, Inc. The Company has authorized 100,000,000 shares of $0.01 par value per share common stock, of which   31,315,190 and 29,464,524 were issued outstanding as of December 31, 2013 and 2012, respectively.

The activity surrounding the issuances of the common stock is as follows:

Year Ended December 31, 2013

The Company issued 405,279 shares of Common Stock for net cash proceeds of $321,697.

The Company also issued 1,436,214 shares of common stock for services totaling $1,808,862. The fair value of the stock for services was determined using the price obtained using price obtained for the most recent cash sales prices to third parties that had occurred prior to the stock grant.

The Company received 1,406,640 shares from an officer, which were subsequently sold for cash proceeds totaling $886,303. Immediately prior to the transaction, the officer owed the company $843,662, which was extinguished with the return of the stock.  The individual who purchased the stock is also a related party (a significant shareholder).

The Company also issued 9,173 shares of Common Stock as incentive to notes and recorded $124,221 due to discounts related to new issuances of debt, as more fully discussed in Note 7.

The put option described below was extinguished on December 31, 2013, when APT, LLC merged with APT Group, Inc.  This was accounted for as a modification of the stock award and accordingly, the liability was reclassified to additional paid in capital.  Because the fair value of the award on the date of modification did not exceed the previous fair value of the award, there was no adjustment to compensation cost, and the value of the award, $1,036,515, was classified to additional paid in capital.

Year Ended December 31, 2012

The Company issued 214,369 shares of Common Stock for net cash proceeds of $215,633.

The Company also issued 1,004,176 shares of Common Stock for services totaling $1,125,771. The fair value of the stock for services was determined using the price obtained using price obtained for the most recent cash sales prices to third parties that had occurred prior to the stock grant.

The Company also issued 250,313 shares of Common Stock in satisfaction of  $450,000 in notes payable and $81,036 in accrued interest, totaling $531,036.

The Company also issued 41,215 shares of Common Stock as incentive to notes and recorded $41,265 due to  discounts related to new issuances of debt, as more fully described in Note 7.

As of December 31, 2011 and 2012, an employee held a future put option on 942,286 shares that had been issued to him for services. All of these shares had vested.  The put option price was based on a multiple of the Company’s revenue.  Because the put option formula was based on a factor other than variations in the underlying stock, the shares were classified as a liability award and marked to market each period.  As of December 31, 2012, 771,428 shares valued at $848,571 according to the fair value of the stock price of $1.10 per share are puttable within one year and were classified as short-term.  This liability is included in the caption “Accrued Expenses”.  The remaining 170,858 shares were valued at $187,944 according to the stock price of $1.10 per share and were classified as long-term.

9.  WARRANTS

During the fiscal year ended December 31, 2011, the Company issued a total of 1,200,000 warrants in conjunction with three convertible notes payable. The warrants were valued using the Black-Scholes pricing model under the assumptions noted below. Because the Company is not a public company, the volatility is determined by referring to the average historical volatility for a peer group of public companies.  The Company valued the warrants based on the relative fair market value of the warrants and accounted for as debt discount.

During the year ended December 31, 2013 and 2012, the Company did not issue any additional warrants.

The following table presents the assumptions used to estimate the fair values of the stock warrants granted:

2011
Expected volatility	190-192%
Expected dividends	0%
Expected term	2 Years
Risk-free interest rate	0.85-0.87%

The following table summarizes the changes in warrants outstanding during the year ended December 31, 2013.

Date Issued	Number of Warrants	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Expiration Date (yrs)	Value if Exercised
Balance December 31, 2012	1,200,000	$2.00	$0.89	.17	$-
Granted	-	-	-	-	-
Exercised	-	-	-	-	-
Cancelled/Expired	(1,200,000)	2.00	-	-	-)
Outstanding as of December 31, 2013	-	$-	$-	-	$-

The following table summarizes the changes in warrants during the year ended December 31, 2012.

Date Issued	Number of Warrants	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Expiration Date (yrs)	Value if Exercised
Balance December 31, 2011	1,200,000	$2.00	$0.89	1.18	$-
Granted	-	-	-	-	-
Exercised	-	-	-	-	-
Cancelled/Expired	-	-	-	-	-
Outstanding as of December 31, 2012	1,200,000	$2.00	$0.89	.17	$-

10.  COMMITMENTS AND CONTINGENCIES

Northern Group Inc. v. APT Powersport and Utility Products, LLC, was filed June 26, 2013 in Brown County, Wisconsin. The lawsuit was brought against the Company over disagreement of commissions owed to an independent contractor. The Company has retained counsel to represent the firm in the action.  We have deemed that an adverse result to the Company from this claim is reasonably possible, and the amount of the judgment/settlement in excess of amounts already accrued could be up to $108,085.

Olen Rice. v. APT Powersport and Utility Products, LLC and American Performance Technologies, LLC was filed June 26, 2013 in Brown County, Wisconsin. The lawsuit was brought against the Company over disagreement of commissions owed to an independent contractor. The Company has retained counsel to represent the firm in the action.  We have deemed that an adverse result to the Company from this claim is reasonably possible, and the amount of the judgment/settlement in excess of the amounts already accrued could be up to $61,241.

John and Jennifer Kirse v. American Performance Technologies, LLC was filed October 22, 2013 in Jackson County, Missouri. The lawsuit was brought to ensure payment on a promissory note. The parties are working together to resolve the claim. The Company has retained counsel to represent the firm in the action.

APT Group, Inc., APT Powersport and Utility Products, LLC, American Performance Technologies, LLC. v. Olen Rice, Robert A. Rice, Sr., Jon Umsted, Northern Group, Inc., Marketing Operations Advisors, Inc., Scott Holmes, and Kart Mart, filed November 18, 2013. The Company alleges that certain parties have infringed upon and have utilized trade secrets, confidential information and intellectual property of the company. Legal proceedings are ongoing. The Company has filed a request for a temporary injunction.

11.  RELATED PARTY TRANSACTIONS

Related party payables consist of accrued interest on related party debt. During years ended December 31, 2013 and 2012, the Company made payments of $20,000 and $660,879, respectively. As of December 31, 2013, the accrual totaled $722,949 and as of December 31, 2012, the Company had prepaid interest of $73,946. Related party debt balances are described in detail in the debt footnote to the financial statements.

Additionally, an officer and director of the Company had received advances from the Company that totaled $626,250 as of December 31, 2012 and $843,662 as of October 31, 2013.  On October 31, 2013, the officer returned 1,406,640 shares of common stock; which the Company resold.  The accumulated receivable, $843,662, was extinguished with the return of the stock.

Related party debt is described in Note 7.

12.  SUBSEQUENT EVENTS

Management evaluated the events subsequent to through September 15, 2014 and the following information was identified:

Sale of common stock

In January 2014, the Company issued a total of 386,666 of its common stock for a total amount of $190,000.

Lines of credit

In January 2014, the Company entered into amendments of its three line of credit agreements with Mazuma Credit Union.  Under the agreements, the Company paid down $500,000 of its outstanding debt, the interest rate was raised to 9.25%; the maturity date was extended to February 2015; and no further draws will be permitted on any of these lines of credit.

In February 2014, the Company entered into a senior secured revolving credit line with a limit of $9,000,000 with TCA Global Credit Master Fund, LP (TCA).  The terms of the credit agreement include interest of 12.5% per annum. Subsequently, Ironridge Global IV, Ltd. purchased the outstanding balance of $2,377,000, which included outstanding interest.

Stock Exchange Agreement

On March 20, 2014, the Company entered into a stock exchange agreement with Frozen Food Gift Group, Inc. (Frozen) The Company shall exchange up to 100% of the total issued and outstanding shares of the Company. The transaction was accounted for as a reverse merger recapitalization, with APT as the accounting acquirer. In conjunction with the stock exchange agreement with Frozen, the Company assumed all of Frozen’s outstanding debt.  Through the date of this report, several of the assumed notes were converted into common stock as detailed below:

On March 24, 2014, Knotfloat converted $35,281 principal and $10,135 interest into 32,440,372 shares of common stock.

On March 20, 2014, Coetzee  converted $39,651 of principal into 33,320,000 shares of common stock.  On April 2, 2014, the lender converted the remaining principal balance and interest, totaling $7,592, into 2,595,508 shares of common stock.

On March 25, 2014, IBC converted $22,500 into 20,000,000 shares of common stock.  On April 1, 2014, the lender converted $15,375 into 7,884,615 shares of common stock.

On April 9, 2014 Tangiers Investors, LP (Tangiers), elected to convert $23,500 of its convertible promissory note to 9,791,667 shares of common stock; the conversion price was $0.0024.

On June 2, 2014 Tangiers, elected to convert $10,772 of its convertible promissory note to 10,259,048 shares of common stock; the conversion price was $0.00105.

On June 18, 2014 Tangiers Investors, LLC, elected to convert $25,000 of its convertible promissory note to 62,500,000 shares of common stock; the conversion price was $0.0004.

On July 23, 2014 Tangiers Investors, LLC, elected to convert $27,541 of its convertible promissory note to 68,852,750 shares of common stock; the conversion price was $0.0004.

Issuance of convertible notes payable pursuant to debt exchange agreements

On March 17, 2014 an agreement was entered by Mammoth Corporation and APT Powersport & Utility Products, LLC by which Mammoth Corporation agreed to acquire $600,000 in Notes originally issued by APT Powersport & Utility Products to a related party.  The Notes are being exchanged for a Restated Note.  Mammoth and the Company agree to exchange the Purchased Notes for the Exchanged Notes, which Exchanged Notes will be convertible into shares of common stock of the Company.

On March 24, 2014 Mammoth Corporation elected to convert a portion of the principal amount of its Notes totaling $490,000 into 258,333,333 shares of common stock.

On May 22, 2014 Mammoth Corporation elected to convert the final balance of principal and interest of its Notes of 182,500 into 173,809,524 shares of common stock.

During April 2014, the Company issued convertible promissory notes to Tangiers Investors, LLC for the sum of up to $1,132,545 in exchange for their existing debt that had been owed to a related party. The notes are convertible with a conversion price equal to 62.5% of the lowest trading price of 10 days prior to conversion.
Tangiers converted a portion of the notes payable as detailed below.

On April 15, 2014 Tangiers Investors, LLC, elected to convert $180,000 of its convertible promissory note to 32,727,273 shares of common stock at $0.0055 per share.

On April 25, 2014 Tangiers Investors, LLC, elected to convert $180,000 of its convertible promissory note to 32,727,273 shares of common stock at $0.0055 per share.

On May 13, 2014 Tangiers Investors, LLC, elected to convert $141,260 of its convertible promissory note to 57,952,931 shares of common stock at $0.0024375 per share.

On May 13, 2014 Tangiers Investors, LLC, elected to convert $38,740 of its convertible promissory note to 15,893,223 shares of common stock at $0.0024375 per share.

On June 5, 2014 Tangiers Investors, LLC, elected to convert $180,000 of its convertible promissory note to 137,142,857 shares of common stock at $0.0013125 per share.

On August 20, 2014, the Company issued a convertible promissory note to WHC Capital, LLC (WHC) for the sum of $200,000, with a maturity date of August 20, 2015. Interest is payable at the rate of 9% per annum.  The note was exchanged for existing debt that had been owed to a related party of the Company.  WHC,  at its discretion, shall have the right to convert this note in its entirety or in part(s) or in part(s) into common stock of the Company valued at 40% discount off the lowest VWAP price for the Company’s common stock during the 10 trading days immediately preceding a conversion date.  Upon full or partial conversion of this note, WHC, on any given trading day, shall leak-out a share amount representing no more than 10% of the daily volume for the Company’s common stock for that specific trading day.

Convertible notes payable

On April 4, 2014 the Company issued a convertible promissory note to WHC for the sum of $75,000 due on April 4, 2015 and to pay interest at the rate of 12% per annum and becomes due and payable, whether at maturity or upon acceleration or by prepayment or otherwise.  The holder, at its discretion, shall have the right to convert this note in its entirety or in part(s) or in part(s) into common stock of the Company valued at 40% discount off the lowest VWAP price for the Company’s common stock during the 10 trading days immediately preceding a conversion date.

On April 11, 2014 the Company entered into the sale of convertible promissory notes with Tangiers in the stated original principal amount of up to $550,000; with original interest discount, the total principal payable would be $577,500.  In consideration of the initial sum of $90,000 at closing the Company sold the Note. On various dates from April to July 2014, the Company made total drawdowns on the notes totaling to $390,000.

On April 25, 2014, the Company entered into an agreement with Ceasar to sell $68,750 of convertible securities.  The Company agrees to pay the sum of $68,750 together with any interest as set forth, on April 25, 2015. The note bears interest at 8% and is convertible into common stock of the Company at the lower of a 37.5% discount from the stock price or $0.012 per share.

On May 6, 2014, the Company entered into an agreement with Tangiers to sell up to $250,000 of convertible securities.  The Company agrees to pay the sum of $250,000 together with any interest as set forth, on May 6, 2015. The note bears interest at 8% and is convertible into common stock of the Company at 67.5% of the lowest VWAP of the Company’s stock price during the five days prior to conversion.  As of August 21, 2014, $100,000 had been received in conjunction with this arrangement.

On May 8, 2014, the Company issued a $115,500 convertible redeemable note due May 8, 2015 subject to interest of 8% per annum.  Interest shall be payable in common stock. The holder of the note is entitled, at its option, at any time after 180 days, and after full cash payment for the shares convertible hereunder, to convert all or any amount of the principal face amount of the note then outstanding into shares of the Company’s common stock.

On July 3, 2014, the Company entered into an agreement with Intermountain Capital to sell up to $335,000 of convertible securities.  The Company received 2 tranches under the note.  As such, the Company is obligated for $175,000 under the arrangement. Installments are payable in common stock of the Company at the lower of 32.5% discount from the stock’s lowest VWAP price during the 15 trading days prior to the conversion or $0.004 per share.  The lender may elect to convert at $0.004 per share.

On July 29, 2014, the Company  issued a $100,000 convertible note with WHC and subject to interest of 9% per annum and due on April 4,2015.  The holder, at its discretion shall have the right to convert this note in its entirely or in part into common stock of the Company valued at 40% discount.

Ironridge transaction

On April 21, 2014, the Company and Ironridge Global IV, Ltd. (Ironridge) obtained court approval for a stipulated settlement under which $2,377,000 would be paid using common stock.  Ironridge had settled the Company’s debt under the TCA agreement.  Under the terms of the settlement, the Company issued 435 million shares of common stock to Ironridge and was obligated to issue additional stock until Ironridge received proceeds from sale of the stock of $2,377,000.

On May 20, 2014, June 11, 2014, and July 28, 2014, the Company issued 250,000,000, 240,000,000, and 195,000,000 shares, respectively, to Ironridge in conjunction with this agreement.

In August 2014, Ironridge and the Company modified the agreement to provide that, if the Company’s stock price exceeds $.01 per share, a set number of shares of common stock, based on the outstanding remaining balance of the obligation, a 7% agent fee, and a percentage of the Company’s stock prices, would settle the obligation.

Notes payable

On March 21, 2014 APT Group Inc. entered into an agreement to pay $150,000, together with interest, payable on demand at or any time after March 21, 2015.  The interest rate to be charged on the unpaid principal balance is 15% per annum.  Borrower reserves and shall have the right to prepay all or any portion of the principal or interest of this note anytime and from time to time without penalty.

On March 28, 2014 APT Group Inc. entered into an agreement to pay $130,000, together with interest, payable on demand at or any time after March 28, 2015.  The interest rate to be charged on the unpaid principal balance is 15% per annum.  Borrower reserves and shall have the right to prepay all or any portion of the principal or interest of this note anytime and from time to time without penalty.

On April 2, 2014 APT Group Inc. entered into an agreement to pay $120,000, together with interest, payable on demand at or any time after April 2, 2015.  The interest rate to be charged on the unpaid principal balance is 15% per annum.  Borrower reserves and shall have the right to prepay all or any portion of the principal or interest of this note anytime and from time to time without penalty.

On April 11, 2014 APT Group Inc. entered into an agreement to pay $160,000, together with interest, payable on demand at or any time after April 11, 2015.  The interest rate to be charged on the unpaid principal balance is 15% per annum.  Borrower reserves and shall have the right to prepay all or any portion of the principal or interest of this note anytime and from time to time without penalty.

On April 28, 2014 APT Group Inc. entered into an agreement to pay $100,000, together with interest, payable on demand at or any time after April 28, 2015.  The interest rate to be charged on the unpaid principal balance is 15% per annum.  Borrower reserves and shall have the right to prepay all or any portion of the principal or interest of this note anytime and from time to time without penalty.

On May 14, 2014 APT Group Inc. entered into an agreement to pay $100,000, together with interest, payable on demand at or any time after May 14, 2015.  The interest rate to be charged on the unpaid principal balance is 15% per annum.  Borrower reserves and shall have the right to prepay all or any portion of the principal or interest of this note anytime and from time to time without penalty.

On May 28, 2014 APT Group Inc. entered into an agreement to pay $70,000, together with interest, payable on demand at or any time after May 28, 2015.  The interest rate to be charged on the unpaid principal balance is 15% per annum.  Borrower reserves and shall have the right to prepay all or any portion of the principal or interest of this note anytime and from time to time without penalty.

On June 4th, 2014 APT Group Inc. entered into an agreement to pay $140,000, together with interest, payable on demand at or any time after June 4th, 2015.  The interest rate to be charged on the unpaid principal balance is 15% per annum.  Borrow reserves and shall have the right to prepay all or any portion of the principal or interest of this note anytime and from time to time without penalty.

On July 21, 2014 APT Group Inc. entered into an agreement to pay $100,000, together with interest, payable on demand at or any time after July 21, 2015.  The interest rate to be charged on the unpaid principal balance is 15% per annum.  Borrower reserves and shall have the right to prepay all or any portion of the principal or interest of this note anytime and from time to time without penalty.

On August 25, 2014 APT Group Inc. entered into an agreement to pay $100,000, together with interest, payable on demand at or any time after August 25, 2015.  The interest rate to be charged on the unpaid principal balance is 15% per annum.  Borrower reserves and shall have the right to prepay all or any portion of the principal or interest of this note anytime and from time to time without penalty.

Contracts

On April 1, 2014 APT Group, Inc. entered into an agreement with a member of the Board of Directors.  The term of the agreement is from June 2011 to December 2015 and as consideration for the services the Company shall pay a retainer of $250,000 in cash or registered common stock of the company, due when Company becomes a public entity.  The share shall be priced at $.01.  The Company issued $25,000,000 shares of common stock in conjunction with this agreement on April 1, 2014.

On April 1, 2014 APT Group, Inc. entered into an agreement for financial consulting services.  The term of the agreement is twenty-four (24) months and as consideration for the services the Company shall pay a retainer of $250,000 in cash or, at the Company’s option, registered common stock of the company.  The consultant chooses to invoice on a monthly basis although all services are payable at the time of the agreement.  The Company has paid the consultant $50,000 through August  2014 (most recent invoice received) with 4,316,588  shares of common stock.

In addition, on March 24, 2014 the Company granted 8,500,000 shares to a former director for services rendered.

(b)	Pro forma financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet of FROZ and APT as of December 31, 2013

Unaudited Pro Forma Condensed Combined Statement of Operations of FROZ and APT for the year ended December 31, 2013

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Unaudited Pro Forma Condensed Combined Balance Sheet
FROZ and APT
December 31, 2013

	FROZ	APT	Combined Totals		Pro Forma Adjustments	Pro Forma Combined
ASSETS
Cash	$1,112	$18,969	$20,081			$20,081
Investments	-	3,446	3,446			3,446
Accounts receivable	-	1,484,942	1,484,942			1,484,942
Inventory	-	162,789	162,789			162,789
Prepaid assets	-	154,252	154,252			154,252
Property, plant, and equipment	863	7,213,139	7,214,002			7,214,002
Intangibles	-	1,231,797	1,231,797			1,231,797
Other assets	750	2,961,167	2,961,917			2,961,917
TOTAL ASSETS	$2,725	$13,230,501	$13,233,226		-	$13,223,226

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts and accrued expenses payable	$882,013	$6,486,708	$7,368,721			$7,368,721
Related party payables	-	722,949	722,949			722,949
Customer deposits	45,000	-	45,000			45,000
Line of credit	-	6,718,743	6,718,743			6,718,743
Debt properties	-	13,227,740	13,227,740			13,227,740
Debt	327,115	125,483	452,598			452,598
Related party debt	-	5,535,000	5,535,000			5,535,000
Derivative liability	340,165	-	340,165			340,165
Total Liabilities	1,594,293	32,816,623	34,410,916		-	34,410,916

Series A convertible preferred stock	-	-	-			-
Series B convertible preferred stock	205	-	205	[A]	(200)	5
Series C convertible preferred stock	-	-	-	[A]	197	197
Series E convertible preferred stock	-	-	-	[A]	222	222
Common stock	2,674	313,153	315,827	[A]	(285,797)	30,030
Additional paid-in capital	593,180	11,737,648	12,330,828	[A]	(1,902,049)	10,428,779
Accumulated deficit	(2,187,627)	(31,636,923)	(33,824,550)	[A]	2,187,627	(31,636,923)
Total Stockholders' Equity	(1,591,568)	(19,586,122)	(21,177,690)		-	(21,177,690)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,725	$13,230,501	$13,233,226		-	$13,233,226

See accompanying notes to unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Operations
FROZ and APT
For the Year End December 31, 2013

	FROZ	APT	Combined Totals		Pro Forma Adjustments	Pro Forma Combined

Revenues	$-	$5,049,439	$5,049,439			$5,049,439
Cost of sales	-	(4,523,720)	(4,523,720)			(4,523,720)
Gross Profit	-	525,719	525,719		-	525,719

Selling, general, and administrative	408,649	7,762,421	8,171,070			8,171,070
Total Operating Expenses	408,649	7,762,421	8,171,070		-	8,171,070

Income (Loss) from Operations	(408,649)	(7,236,702)	(7,645,351)			(7,645,351)

Interest expense	234,317	2,815,881	3,050,198			3,050,198
Change in derivative	(102,828)	-	(102,828)			(102,828)
Other (income) expense	20,000	(66,049)	(46,049)			(46,049)
Total Other Expense	151,489	2,749,832	2,901,321		-	2,901,321

Income (Loss) before Income Taxes	(560,138)	(9,986,534)	(10,546,672)			(10,546,672)
Provision for Income Taxes	-	-	-			-

Net Income (Loss)	$(560,138)	$(9,986,534)	$(10,546,672)		-	$(10,546,672)

Net Income (Loss) Per Share - Basic	$(0.00)					$(0.00)

Weighted Average Number of shares outstanding - basic	177,313,873			[A]	2,735,501,972	2,912,815,845

See accompanying notes to unaudited pro forma condensed combined financial statements

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.  REVERSE RECAPITALIZATION

The unaudited pro forma condensed combined balance sheet reflects the balance sheets of Frozen Food Gift Group, Inc., a Delaware corporation, (“FROZ”) and APT Group, Inc., a Missouri corporation, (“APT”) as of December 31, 2013; wherein, the acquisition of APT by FROZ has been accounted for as a reverse recapitalization in which APT acquired the net assets of FROZ through the issuance of stock and using the assumptions described in the notes, giving effect to the transaction as if it had occurred as of the beginning of the period.  The acquisition was completed on March 27, 2014.

The unaudited pro forma condensed combined statement of operations reflects the results of operations of FROZ and APT for the year ended December 31, 2013 as if the transaction had occurred at the beginning of the period.

The pro forma condensed combined financial statements should be read in conjunction with the separate financial statements and related notes thereto of FROZ and APT.  These pro forma financial statements are not necessarily indicative of the combined financial position, had the acquisition occurred on the date indicated above, or the combined results of operations which might have existed for the period indicated or the results of operations as they may be in the future.

On March 27, 2014, FROZ and APT closed a transaction wherein FROZ acquired APT in exchange for 2,735,501,972 shares of common stock, 19,738,643 shares of series C convertible preferred stock, and 22,155,729 shares of series E convertible preferred stock. The transaction has been accounted for as a recapitalization of APT wherein APT acquired the net assets of FROZ through the issuance of stock.

2.  PRO FORMA ADJUSTMENTS

Pro forma adjustments on the attached financial statements include the following:

     [A] To reflect the recapitalization of APT and reflect the acquisition of the net assets of FROZ through the issuance of stock.

3.  PRO FORMA INCOME (LOSS) PER SHARE

The pro forma income (loss) per share is computed based on the number of shares outstanding, after adjustment for shares issued in the transaction, as though all shares issued in the transaction had been outstanding from the beginning of the year presented.

(c)	Exhibits.

Exhibit No.                                Exhibit Description

None; not applicable.

Documents Incorporated by Reference

None; not applicable.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

APT MOTOVOX GROUP, INC.

Company Name

Date: September 15, 2014	By:	/s/ Troy A. Covey
Troy A. Covey
President, Director and
Principal Executive Officer